Exhibit 8.6

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

May 29, 2008
JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

               We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 1308 dated May 28, 2008 relating to 9.50% (equivalent to 19.00% per annum) Reverse Exchangeable Notes due December 2, 2008 Linked to the Least Performing Common Stock of Peabody Energy Corporation, Freeport-McMoRan Copper & Gold, Inc., Halliburton Company, Schlumberger Limited and Exxon Mobil Corporation (the “Pricing Supplement”) to product supplement no. 68-I dated February 7, 2007 relating to Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Two or More Reference Stock Issuers (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

               In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell